New York, New York, July 28, 1998 ( Gryphon Holdings Inc. announced today that, based on information that it received after today's announcement of its amendment of its Shareholder Rights Plan (the "Plan"), it has revised the implementation of the Plan. Under the revised implementation of the Plan, the rights will be exercisable and will trade separately from the Company's Common Stock if a person or group acquires beneficial ownership of an amount that equals or exceeds the lesser of (A) 20% of the shares of the Company's Common Stock then outstanding or (B) the greater of (x) 10% of the shares of the Company's Common Stock then outstanding or (y) the percentage of the shares of the Company's Common Stock then outstanding equal to the number of shares of the Company's Common Stock beneficially owned as of 4:30 p.m., New York time, on July 28, 1998, by the person beneficially owning the largest number of shares of the Company's Common Stock as of such date and time, divided by the total number of shares of the Company's Common Stock outstanding as of such date and time; or, if a person or group commences a tender or exchange offer that would result in such person or group owning an amount of shares of the Company's Common Stock that equals or exceeds the lesser of the number of shares described in (A) or
(B). The other amendments to the Plan approved by the Board earlier today remain in effect.

The reason for the revised implementation of the Plan is that after the Board meeting at which the amendment was approved, Gryphon learned that a shareholder had failed until today to file its Form 13-D reflecting the acquisition of additional shares of the Company's Common Stock between July 22 and July 28, 1998. According to information filed today by such shareholder with the Securities and Exchange Commission, the shareholder now owns beneficially 11.7% of the shares of Gryphon's Common Stock. Gryphon has not received notification that any other shareholder owns beneficially more than 11.7% of the shares of its Common Stock.

The Plan was established to ensure that Gryphon shareholders receive fair value and equal treatment in the event of any proposed takeover of the Company. After careful review of the existing Plan, Gryphon has determined that this amendment and its implementation is in the Company's and its shareholders' best interests. The Board believes the amendment and its implementation will facilitate its management of the ongoing affairs of Gryphon and the formulation of new initiatives and strategies.